Sub-Item 77D: Policies with respect to security investments

Hartford Global Growth HLS Fund

On July 27, 2007, Hartford Global Leaders HLS Fund changed its name to Hartford Global Growth HLS Fund.

Hartford Fundamental Growth HLS Fund

On July 27, 2007, Hartford Focus HLS Fund changed its name to Hartford Fundamental Growth HLS Fund.

Hartford International Growth HLS Fund

On July 27, 2007, Hartford International Capital Appreciation HLS Fund changed its name to Hartford International Growth HLS Fund.